BLACK HILLS CORPORATION

Black Hills Corp. Announces Board of Director Changes

RAPID CITY, S.D. - Jan. 29, 2015 - Black Hills Corp. (NYSE: BKH) today announced changes in the composition of its board of directors.

Warren L. Robinson, director since 2007, informed the board that, for personal health-related reasons, he will resign from the board effective with the annual meeting of shareholders on April 28, 2015. Robinson’s previous service as a chief finance and accounting executive at a publicly traded energy company brought great value to the boardroom. During his tenure, he has been a member of the audit committee, serving as chairman of the committee since 2009. Steven R. Mills, a current member of the audit committee, has been appointed audit committee chairman to be effective with Robinson’s resignation.

The board elected Linda K. Massman to the company’s board of directors, effective immediately. She will serve on the compensation committee. Since 2013, Massman has held the positions of president and chief executive officer of Clearwater Paper Corporation (NYSE: CLW). Clearwater Paper is a premier supplier of private label tissue to major retailers and a producer of bleached paperboard. She previously served as president and chief operating officer since 2011 and the company’s chief financial officer beginning in 2008. Before joining Clearwater Paper, Massman was group vice president of finance and corporate planning for SUPERVALU Inc. She also worked previously as a business strategy consultant for Accenture. Massman earned a bachelor’s degree in business administration from the University of North Dakota and an MBA from Harvard University. She also serves on the American Forest & Paper Association board.

The board also temporarily increased the size of the board from 10 to 11 directors until the effective date of Robinson’s resignation to allow for a smooth transition in directors.

“We thank Warren for his service, contributions and friendship during his tenure on our board,” said David R. Emery, the company’s chairman, president, and chief executive officer. “His leadership and foresight were valuable to our operations and strategy.

“We also welcome Linda Massman to our board. Linda’s experience, knowledge, skills and expertise acquired as a director, chief executive officer and chief financial officer of a public company will add significant value to the board.”

Investor Relations:
Jerome E. Nichols	605-721-1171
Media Contact:
Jason Ketchum	605-721-2209
24-Hour Media Relations Line	866-243-9002

Black Hills Corporation
Black Hills Corp. (NYSE: BKH), a growth oriented, vertically integrated energy company with a tradition of exemplary service and a vision to be the energy partner of choice, is based in Rapid City, S.D. The company serves 777,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity and produce natural gas, oil and coal. Black Hills’ 1,948 employees partner to produce results that are improving life with energy. More information is available at www.blackhillscorp.com.

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